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                                                                   Exhibit b (2)


                              COMMERCIAL VENTURES
                     GMAC COMMERCIAL MORTGAGE CORPORATION
                               Wall Street Plaza
                          88 Pine Street, 18th floor
                              New York, NY  10005



September 28, 2001


Mr. Daniel Gottlieb
Mr. Steven Lebowitz
c/o G&L Realty Corp.
439 North Bedford Drive
Beverly Hills, CA  90210

Re:  Amendment No. 1 to Commitment Letter (this "Amendment No. 1") related to
     ------------------------------------------------------------------------
     the Medical Office Building Portfolio (the "MOB Portfolio")
     -----------------------------------------------------------

Dear Mr. Gottlieb and Mr. Lebowitz:

          Reference is made to the Commitment Letter in connection with the financing of up to $35,000,000 (the "Commitment Letter"), dated April 3, 2001, from GMAC Commercial Mortgage Corporation ("GMACCMC") pertaining to the proposed loan to finance the acquisition, by way of merger, of G&L Realty Corp. and G&L Realty Partnership, L.P. Reference is also made to the Fee Letter, dated April 3, 2001, from GMACCMC in connection with certain fees to be paid in connection with the financing (the "Fee Letter") and to the Amendment No. 1 to the Fee Letter, dated August 21, 2001, from GMACCMC (the "Fee Letter Amendment No. 1"). Capitalized terms not defined herein shall have the meanings set forth in the Commitment Letter.

          Notwithstanding anything to the contrary contained in the Commitment Letter, the Expiration Date is hereby extended until October 31, 2001. No additional Extension Fees shall be payable in connection with this extension.

          This Amendment No. 1 shall be governed by laws of the State of New York. The parties hereto hereby irrevocably waive all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Amendment No. 1, the Commitment Letter, the Fee Letter, the Fee Letter Amendment No. 1, the transactions contemplated hereby and thereby or the actions of GMACCMC in the negotiation, performance or enforcement hereof or thereof.

          Except as otherwise expressly provided by this Amendment No. 1, all of the terms, conditions and provisions of the Commitment Letter, the Fee Letter and the Fee Letter Amendment No. 1 shall remain unaltered. The Commitment Letter and this Amendment No. 1 shall be read and construed as one agreement.
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          Please sign a counterpart of this letter by 5:00 PM on September 28,
2001. Your countersignature to this Amendment No. 1 may be sent via facsimile to 212.269.5286, provided the original is received the next business day.

                              GMAC Commercial Mortgage Corporation


                              By:    /s/ Scott Liebman
                                    ---------------------
                                    Scott Liebman
                                    Senior Vice President
cc:  D. Driscoll
     G. Luboff



AGREED TO AND ACCEPTED THIS 28TH DAY OF SEPTEMBER, 2001.


 /s/ Daniel M. Gottlieb            /s/ Steven D. Lebowitz
-------------------------         ------------------------
Daniel M. Gottlieb                Steven D. Lebowitz